Exhibit 99.2

CONNETICS NAMES JAMES TRAH VICE PRESIDENT OF MARKETING

Reports New Option Grant under NASDAQ Marketplace Rule 4350

PALO ALTO, Calif. (April 15, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named James A. Trah, to the position of Vice President, Marketing. Mr. Trah will be responsible for the leadership and management of all marketing personnel and activities for Connetics including marketing of current products, commercialization of products in development, and marketing research and strategic guidance in business development and licensing activities.

Additionally, the Company’s Board of Directors approved an inducement grant to Mr. Trah of a non-qualified stock option to purchase 50,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $25.67 which is equal to the fair market value of Connetics’ common stock on the grant date (April 13, 2005), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Mr. Trah’s hire, and 1/48th of the total grant each month thereafter until the grant is fully vested.

Mr. Trah joins Connetics with more than 23 years of marketing experience in the healthcare industry. Previously, he served as President of Pierce-Hart Associates, a marketing management services and consulting firm to pharmaceutical and biotech companies. Mr. Trah also served as Senior Vice President of Strategic Marketing at Grey Healthcare Group West, Group Product Director in Specialty Therapeutics at Syntex Laboratories, Inc. and Senior Product Manager of Vascular Products. Mr. Trah has completed a Pharmaceutical Marketing Executive Program at Dartmouth College and received his B.S. in Business Administration/Marketing from San Jose State University.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis and Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com

Press Release Code: (CNCT-G)

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